Exhibit 7(d)

FORM OF MASTER GLOBAL CUSTODY AGREEMENT

This agreement, dated February     , 2017 (this “Agreement”), is between JPMORGAN CHASE BANK, N.A., with a place of business at 383 Madison Avenue, Floor 11, New York, New York 10179 (“J.P. Morgan”) each of the investment companies listed on Annex B to this Agreement (each, a “Customer”), on behalf of itself and each of its series listed under its name on Annex B (each, a “Fund”), as applicable, severally and not jointly, with a place of business at 55 East 52nd Street, New York, New York 10055. Although J.P. Morgan and each Customer have executed this Agreement in the form of a master agreement for administrative convenience, except as expressly provided in this Agreement, this Agreement shall create a separate Agreement for each Customer and Fund as though J.P. Morgan had executed a separate Agreement with that Customer and Fund. No rights, responsibilities or Liabilities of any Customer or Fund shall be attributed to any other Customer.

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1.	Intention of the Parties

(a)	The Customer is an open-end management investment company registered under the Investment Company Act of 1940, with the purpose of investment of each Fund’s assets in certain types of securities and instruments, as more fully described in the Fund’s Registration Statement, as amended from time to time.

(b)	This Agreement sets out the terms on which J.P. Morgan will provide custodial, settlement, asset servicing and other associated services to the Customer. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. Any amendment, supplement, enhancement, replacement or modification to, or variation of, the services as outlined herein shall be subject to the Change Control process outlined in Section 6.2 of the Master Fund Services Agreement between J.P. Morgan and each Customer.

(c)	Investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other burdens and costs. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement and will not be liable for any losses resulting from Country Risk.

(d)	The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2.	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“1940 Act” means Investment Company Act of 1940, as amended.

“Account” has the meaning set forth in Section 2.1.

“Account Assets” has the meaning set forth in Section 4.3(a).

“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute (including the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended (“1934 Act”)), treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer (or by any agent designated by the Customer, including, without limitation, the Investment Adviser) to act on behalf of the Customer or the Funds under this Agreement and any person who has been given an access code by a security administrator appointed by the Customer which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person. Any reference in this Agreement to an Instruction being delivered by the Customer must be delivered by an Authorized Person.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” has the meaning set forth in Section 10.10.

“Fees” means the fees described in Section 4.1, to be paid by the Customer to J.P. Morgan for the Services.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Financial Asset, but does not include rights with respect to class action litigation or proxy voting.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Eligible Foreign Custodian” means: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof; (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States; and (iii) any other entity (other than an Eligible Securities Depository) that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

“Eligible Securities Depository” shall have the same meaning as in Rule 17f-7 under the 1940 Act as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with Rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to Rule 17f-5 under the 1940 Act.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Security Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate or a Security Entitlement. “Financial Asset” does not include cash.

“Foreign Custody Manager” has the meaning as set forth in paragraph (a) of Section 5.3 of this Agreement.

“Institutional Clients” means U.S. registered investment companies, U.S.-based commercial banks, insurance companies, pension funds or financial institutions that purchase and sell securities and make substantial use of custodial services.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person, unless J.P. Morgan is breaching J.P. Morgan’s Standard of Care.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, Subcustodians, and their respective nominees, directors, officers, employees and agents.

“J.P. Morgan’s Standard of Care” has the meaning set forth in Section 7.1(a) of this Agreement.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s income), or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements reasonably incurred) and, where relevant, any and all amounts owing to J.P. Morgan by Customer’s counterparty in connection with collateral Accounts or control Accounts established at J.P. Morgan pursuant to the Customer’s Instruction) outstanding from time to time, provided that fees due in accordance with this Agreement that are subject to bona fide dispute shall not be considered Liabilities until the completion of the process described in Section 6.15 of the Master Fund Services Agreement between J.P. Morgan and each Customer.

“Proxy Voting Service” has the meaning set forth in Section 2.11(a).

“SEC” means the Securities and Exchange Commission.

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations or other investment items, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets and any other property as any of the foregoing may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” means each Securities custody account on J.P. Morgan’s records to which Financial Assets are or may be credited under this Agreement.

“Securities Depository” means any securities depository, clearing corporation, dematerialized book entry system or similar system for the central handling of Securities, whether or not acting in that capacity.

“Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Services Level” further defined in the Schedule 5 (Service Level Agreement)

“Security Procedure” means any security procedure to be followed by the Customer upon the issuance of an instruction and/or by J.P. Morgan upon the receipt of an instruction, so as to enable J.P. Morgan to verify that such instruction is authorized, as set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs, and may be updated by J.P. Morgan from time to time upon notice to the Customer. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction. The Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Financial Assets and act on its behalf in different jurisdictions (and being at the date of this Agreement the entities listed in Schedule 3 – (List of Subcustodians and Markets Used by J.P. Morgan)) and includes any Affiliated Subcustodian Bank.

“U.S. Bank” means a U.S. bank as defined in SEC Rule 17f-5(a)(7) of the 1940 Act.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine (and vice versa); use of the term “including” shall be deemed to mean “including but not limited to”, and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

(iv)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1.	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more Securities Accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) for Financial Assets, which may be held by J.P. Morgan, a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more cash accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) (each, a “Cash Account”) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.

Notwithstanding paragraph 2.1(a)(ii), cash held in respect of those markets where the Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or Securities Depository will be held in that manner and will not be part of the Cash Account.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	Upon thirty (30) days’ prior written notice to and confirmation by the Customer, J.P. Morgan may close any Account that it reasonably determines to be dormant either because it is a Cash Account with de minimis balances or a Securities Account with no Financial Assets for an extended period of time. In the case of a dormant Cash Account, J.P. Morgan will, upon closure of the Account, pay any de minimis balances in that Cash Account into another Cash Account of the Customer, and is authorized to enter into with Customer any foreign exchange transactions needed to facilitate the payment, as contemplated by Section 2.16 of this Agreement

(e)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer’s constitutional documents as in force at the time of receipt;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer’s board of directors or equivalent governing body);

(iii)	information about the Customer’s financial status, such as its audited and unaudited financial statements; and

(iv)	in the case of any Account opened in a name other than that of the Customer, documentation with respect to that name similar to that set forth in sub-sections (i) – (iii).

2.2.	Cash Account

(a)	Any amount standing to the credit of the Cash Account will be either:

(i)	deposited during the period it is credited to the Accounts in one or more deposit accounts at J.P. Morgan’s head office or, pursuant to the Customer’s Instructions and for the purpose of facilitating the settlement of the Customer’s transactions in foreign Financial Assets, at one of J.P. Morgan’s non-U.S. branch offices, and will constitute a debt owing to the Customer by J.P. Morgan as banker, provided that (A) any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency and (B) from time to time, J.P. Morgan may, in its discretion, pay interest on any such deposit account at a rate to be determined by J.P. Morgan (or charge interest if, at the time, the prevailing interest rate in the relevant market for similar deposits in the same currency is negative); or

(ii)	pursuant to the Customer’s Instructions and for the purpose of facilitating the settlement of the Customer’s transactions in foreign Financial Assets, placed by J.P. Morgan with a bank or other financial institution in the country in which the applicable currency is issued, in which case the deposit will constitute a debt owing to the Customer by that bank or other financial institution and not J.P. Morgan, payable exclusively in the applicable currency at that bank or financial institution.

(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or an interim credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

2.3.	Segregation of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that Financial Assets credited to the Customer’s Securities Account belong to the Customer, whether held directly or indirectly through Securities Depositories or Subcustodians (except as may be otherwise agreed by J.P. Morgan and the Customer).

(b)	To the extent permitted by Applicable Law or market practice, J.P. Morgan will require each Subcustodian to identify in its own books that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, such that it is readily apparent that the Financial Assets do not belong to J.P. Morgan or the Subcustodian.

(c)	J.P. Morgan shall at all times and as applicable hold:

(i)	hold Financial Assets by physical possession of the share certificates or other instruments representing such Financial Assets to the extent such Financial Assets are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	hold Financial Assets in book-entry form or deposit Financial Assets with a Securities Depository; or

(iii)	hold Financial Assets in omnibus accounts on a fungible basis and accept delivery of Financial Assets of the same class and denomination as those deposited by the Customer.

(iv)	register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository or their respective nominees, such Financial Assets as are customarily held in registered form, provided that J.P. Morgan shall, on an ongoing basis, provide accurate information to the Customer and such other persons as the Customer may designate with respect to the registration status of the Customer’s Financial Assets.

2.4.	Settlement of Transactions

Subject to Article 3 and Section 4.2 of this Agreement, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Absent instructions to the contrary, settlement of transactions will be conducted in accordance with prevailing standards for transactions by Institutional Clients in the market in which the transaction occurs. If it is not possible to settle the transaction in accordance with any Instruction, J.P. Morgan shall notify the Customer. Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer; provided, however, unless otherwise instructed by the Customer, the risk of loss will be J.P. Morgan’s if it makes a delivery before payment in a market where delivery versus payment is the prevailing standard. In the case of the failure of the Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, J.P. Morgan will contact the counterparty to seek settlement at the direction of the Customer and will promptly notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will promptly provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce rights that the Customer has against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.5.	Contractual Settlement Date Accounting

(a)	J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting. J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and post the Securities Account as pending delivery of the relevant Financial Assets.

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount. J.P. Morgan will then post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.

Upon request, J.P. Morgan shall provide the Customer with a list of those markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from such list upon reasonable notice to the Customer.

(b)	J.P. Morgan may reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement upon notice to the Customer in cases where J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any Liabilities resulting from such reversal, unless such Liabilities were caused by J.P. Morgan’s breach of J.P. Morgan’s Standard of Care. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans of cash and/or Financial Assets available to the Customer.

2.6.	Actual Settlement Date Accounting

With respect to settlement of any transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, J.P. Morgan will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

2.7.	Income Collection (AutoCredit®)

(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets held in the Securities Account, and will promptly notify the Customer of such information.

(b)	J.P. Morgan will credit the Cash Account with income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (“AutoCredit”) for those Financial Assets and/or markets for which J.P. Morgan customarily offers an AutoCredit service. However, J.P. Morgan reserves the right to restrict in good faith the availability of AutoCredit for credit or operational reasons. Upon request, J.P. Morgan shall provide the Customer with a list of AutoCredit eligible markets. J.P. Morgan may add markets to or remove markets from the list of AutoCredit markets upon notice to the Customer that is reasonable in the circumstances. J.P. Morgan may reverse AutoCredit credits upon oral or written notification to the Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period or the credit was incorrect. Promptly upon the Customer’s request, J.P. Morgan shall provide the Customer’s investment manager with relevant information related to any such reversal of credits.

(c)	When the AutoCredit service is not available, income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, will be credited only after actual receipt and reconciliation by J.P. Morgan.

(d)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and promptly notify the Customer of the late payment, but neither J.P. Morgan nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.8.	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets;

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title; and

(iv)	take any action which may be reasonably appropriate in connection with the collection and receipt of such income and other payments and the endorsement and collection of checks, drafts and other negotiable instruments.

(b)	In the event that, as a result of holding of Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a Corporate Action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash the Customer would have received, as reasonably determined by J.P. Morgan, had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan may allot the amount redeemed among the respective beneficial holders of such a class of Financial Assets on a pro rata basis or in a similar manner J.P. Morgan deems fair and equitable.

(d)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings and other similar actions.

2.9.	Corporate Actions

(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which J.P. Morgan subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person. Such notice will clearly identify the timeframe in which the Customer shall provide Instructions in relation to such Corporate Action.

J.P. Morgan will also properly record such Corporate Actions on its internal systems, including associated receivables, and will allocate proceeds accordingly to Customer based on such Customer’s holdings.

BlackRock will only deliver one voluntary Corporate Action election as it relates to Global Custody per Account via Swift regardless of the level of service provided by JP Morgan.

If a trade is impacted by a mandatory and/or voluntary Corporate Action event, JP Morgan will update trades per the terms of the Corporate Action to facilitate market settlement. This update will be performed by JP Morgan without separate instructions from BlackRock. If settlement can not be completed after the transaction is transformed by JP Morgan, JP Morgan can reach out to BlackRock to help resolve the matter.

(b)	J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action within the timeframe set out in the notification J.P. Morgan provides under section 2.9(a) with respect to such Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer (including pursuant to a standing Instruction) or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action. The deadline set by J.P. Morgan for receipt of Instructions from the Customer with respect to any Corporate Action shall not precede the deadline set by the issuer or its agent by more than a commercially reasonable period of time. Notwithstanding and in no way limiting the above, if the Customer fails to provide J.P. Morgan with Instructions with respect to any Corporate Action within the timeframe set out in the notification J.P. Morgan provides under Section 2.9(a), upon written request of the Customer, J.P. Morgan shall use commercially reasonable efforts to act on Instructions received after the deadline set by J.P. Morgan as set out in such notification but before the deadline set by the Securities Depository to the extent circumstances permit.

(c)	When instructed by the Customer, subject to availability in the market, J.P. Morgan, or a J.P. Morgan Affiliate, shall place orders for the sale of rights offerings that the Customer received from Corporate Actions. A current list of markets in which this service is being offered is available from J.P. Morgan on request.

2.10.	Class Action Litigation

Any notices received by J.P. Morgan’s corporate actions department about settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications except as otherwise agreed in writing between the Customer and J.P. Morgan. The services set forth in this Section 2.10 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.11.	Proxies

(a)	J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.11(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrollment form as well as all documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, or otherwise in a manner which affects voting;

(iv)	local market regulations or practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a net basis (i.e., a net yes or no vote based on voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.12.	Statements of Account

(a)	J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account and to identify Account Assets as well as Account transactions. The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information. The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.

(b)	The Customer acknowledges that Information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any loss or damage arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted, except to the extent such inaccuracy is the result of J.P. Morgan’s breach of J.P. Morgan’s Standard of Care.

2.13.	Access to J.P. Morgan’s Records; Recordkeeping

(a)	J.P. Morgan will, upon reasonable written notice, allow the Customer’s auditors and independent public accountants, or other designated representatives of the Customer such reasonable access to the records of J.P. Morgan relating to the Accounts as may be required in connection with their examination of books and records pertaining to the Customer’s affairs. Subject to restrictions under the relevant local law, J.P. Morgan shall direct any Subcustodian to permit the Customer’s auditors and independent public accountants or other designated representatives of the Customer, reasonable access to the records of any Subcustodian of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	During the performance of this Agreement and for any period required by Applicable Law with respect to J.P. Morgan’s provision of the services hereunder after the completion of this Agreement (which period shall be no less than the period required under the 1940 Act), J.P. Morgan will maintain complete, accurate and auditable records pertaining to this Agreement, including all books and records which J.P. Morgan is required to maintain pursuant to Applicable Law, which shall include: (i) itemized daily record of all purchases, receipts and deliveries of securities, (ii) receipts and disbursements of cash and all other credits or debits, (iii) for each transaction, the quantity of securities and the name of the person to whom they were delivered, (iv) a statement of the assets of each Fund. All such books and records maintained by J.P. Morgan shall be maintained in a form acceptable under Applicable Law as it applies to J.P. Morgan in its capacity as custodian of the Customer’s assets. During the term of this Agreement and for a period of at least three (3) years after the termination of this Agreement, J.P. Morgan will, upon reasonable written notice, allow the Customer reasonable access during normal working hours to the records of J.P. Morgan relating to the Accounts. The Customer shall reimburse J.P. Morgan for the reasonable cost of copying, collating and researching archived information.

(c)	Within 30 days of receiving the Customer’s request, J.P. Morgan will send to the Customer (i) all reports J.P. Morgan receives from Securities Depositories concerning their systems of internal accounting control, (ii) the annual report (SSAE-16 Report) prepared by J.P. Morgan’s external auditors on J.P. Morgan’s system of internal accounting control of Financial Assets, and/or (iii) publicly available information to allow the Customer to assess J.P. Morgan’s overall financial strength and viability as necessary to perform its obligations under this Agreement.

(d)	During the performance of this Agreement and for a period of time as required by Applicable Law with respect to J.P. Morgan’s provision of the services hereunder after the completion of this Agreement, J.P. Morgan will, upon reasonable written notice from the Customer, use reasonable efforts to direct its Subcontractors to (i) maintain auditable records pertaining to this Agreement, and (ii) allow the Customer reasonable access during normal working hours to the records of such Subcontractor relating to the Accounts for a period of at least three (3) years after the termination of this Agreement. The Customer shall reimburse J.P. Morgan for its and such Subcontractor’s reasonable cost of copying, collating and researching archived information.

2.14.	Maintenance of Financial Assets at Subcustodian Locations

(a)	Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are located. J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule 3 – List of Subcustodians and Markets Used by J.P. Morgan, as in effect from time to time. J.P. Morgan may modify Schedule 3 – List of Subcustodians and Markets Used by J.P. Morgan from time to time upon notice to the Customer. J.P. Morgan shall not use a Subcustodian to hold U.S. domestic Financial Assets unless specifically instructed by the Customer. To the extent the Customer instructs J.P. Morgan to use a Subcustodian to hold U.S. domestic Financial Assets, J.P. Morgan will act in accordance with the applicable provisions of Rule 17f-4 under the 1940 Act.

(b)	J.P. Morgan reserves the right to restrict the services it provides in certain markets that are deemed by J.P. Morgan to be restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule 4 – List of J.P. Morgan Investor Services Custody Restricted Markets. J.P. Morgan may update Schedule 4 – J.P. Morgan Investor Services Custody Restricted Markets from time to time upon written notice to the Customer.

2.15.	Tax Relief Services

J.P. Morgan will provide tax relief services as provided in Section 8.2.

2.16.	Foreign Exchange Transactions

To facilitate the administration of the Customer’s trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange contracts with the Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through J.P. Morgan Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts and facilities, but J.P. Morgan may establish rules or limitations concerning any foreign exchange contract or facility made available. In all cases where J.P. Morgan or J.P. Morgan Affiliates or Subcustodians enter into foreign exchange contracts or facilities with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transaction as the Customer’s agent, and such transactions will be governed by the terms and conditions of such foreign exchange contracts or facilities (as the case may be) and, to the extent not inconsistent, this Agreement. Such foreign exchange contracts and facilities shall not be deemed as part of the custodial, settlement or associated services under this Agreement. With respect to the Customer’s foreign exchange contracts or facilities with J.P. Morgan, J.P. Morgan will be acting as the Customer’s principal counterparty on such foreign exchange contracts or facilities (as the case may be).

2.17.	Notifications

If the Customer has agreed to access information concerning the Accounts through J.P. Morgan’s website, J.P. Morgan may make any notifications required under this Agreement, other than notifications pursuant to Article 9, by posting it on the website.

2.18.	Assets Not Controlled by J.P. Morgan

(a)	J.P. Morgan will not be obliged to (i) hold Financial Assets or cash with any person not agreed to by J.P. Morgan or (ii) register or record Financial Assets in the name of any person other than the Customer, J.P. Morgan, a Subcustodian, a Securities Depository, or their respective nominee. Furthermore, J.P. Morgan will not be obliged to register or record on J.P. Morgan’s records Financial Assets or cash held outside of J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be responsible for the control of any such Financial Asset or cash, for verifying the Customer’s initial or ongoing ownership of any such Financial Asset or cash or for income collection, proxy voting, class action litigation or Corporate Action notification and processing with respect to any such Financial Asset. Any transaction relating to the settlement of the purchase or sale of any such Financial Asset shall be treated for purposes of this Agreement as a cash only movement.

(b)	From time to time, at the Customer’s request, J.P. Morgan may agree to hold in its vault on the Customer’s behalf documentation relating to Financial Assets not held in J.P. Morgan’s control, including corporate loans, participation interests therein or assignments thereof, or certain other investment items, by possession of all documents, certificates and other such instruments, including any schedule of payments, assets held on the registrar of another investment company or any assets booked with a transfer agent that is not SEC-registered. Notwithstanding anything in this Agreement to the contrary, J.P. Morgan shall not be responsible for reviewing this documentation for any purpose, including authenticity, sufficiency or relevance to the Financial Asset to which it purports to relate.

2.19.	Establishment of Segregated Accounts

Upon receipt of Instructions, J.P. Morgan shall establish and maintain on its books segregated accounts for and on behalf of the Customer in which segregated accounts may be held Financial Assets or cash for the purpose of compliance by the Customer with guidance from the SEC and SEC staff relating to asset segregation in connection with short sales and derivative transactions or for any other lawful purposes as may be deemed necessary by the Customer.

2.20.	Compliance with Laws and Regulations

(a)	Generally.

(i)	J.P. Morgan will (i) review and comply with Applicable Law in the United States and any other laws, rules and regulations of governmental authorities having jurisdiction over J.P. Morgan with respect to the provision of the services and (ii) perform those services in a manner compliant with Applicable Law applicable to the delivery of those services. The Customer shall comply with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the services or the marketing of the Funds.

(ii)	J.P. Morgan shall obtain and maintain all necessary approvals, licenses, consents, permits or authorization of any person or entity, or any notice to any person or entity, the granting of which is required by Applicable Law applicable to J.P. Morgan for: (A) the consummation of the transactions contemplated by this Agreement; and (B) the provision or receipt (as applicable) of the services in compliance with all Applicable Law. Upon reasonable request therefor, each party will provide reasonable cooperation to the other party, at such other party’s expense, to obtain and maintain any such approvals.

(iii)	J.P. Morgan shall promptly notify the Customer of any change in Applicable Law of which it may become aware that it expects to have a material impact on the provision of the services or the performance of J.P. Morgan’s obligations under this Agreement.

(iv)	The Customer shall comply (and cause the Funds to comply) with Applicable Law in the United States and in each state in which the Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the services.

(b)	Non-Compliance.

(i)	If J.P. Morgan becomes aware that J.P. Morgan or a Subcontractor has committed a violation of any Applicable Law in the course of performing the services or J.P. Morgan’s other obligations under this Agreement or the Global Custody Agreement, J.P. Morgan will promptly (but in no circumstances more than 24 hours after J.P. Morgan becomes aware of such non-compliance) notify the Customer in writing. Unless such violation is caused by the Customer, J.P. Morgan shall promptly implement such Changes to the services as may be necessary to correct such violation at J.P. Morgan’s sole cost and expense. If the violation is caused by the Customer, J.P. Morgan shall promptly implement such Changes to the services at the Customer’s sole cost and expense, subject to the parties’ mutual agreement via the Change Procedures.

(ii)	If the Customer becomes aware of any non-compliance of J.P. Morgan or a Subcontractor with any Applicable Law and becomes aware that such non-compliance affects J.P. Morgan’s ability to perform its obligations under this Agreement, the Customer will promptly notify J.P. Morgan in writing.

2.21.	Securities Lending Arrangements

The following provisions (hereinafter, the “Securities Lending Arrangements”) relate to certain matters involving the Customer’s or Fund’s (hereinafter, the “Lenders”) use of BlackRock Investment Management, LLC, BlackRock Institutional Trust Company, N.A. (or such other entity as the Customer or the Fund may inform J.P. Morgan in writing from time to time) as a securities lending agent (such authorized securities lending agents each referred to as a “Lending Agent”):

(a)	Definitions:

(i)	“Borrower” means any entity with whom a Lender has entered into a Borrowing Agreement.

(ii)	“Borrowing Agreement” means a securities borrowing agreement or other legal agreement on a Lender’s behalf from time to time, and notified to J.P. Morgan by a Lender in connection with the Securities Lending Arrangements herein.

(iii)	“Loan” means a loan of Securities by a Lender pursuant to a Borrowing Agreement.

(b)	Lenders hereby appoint J.P. Morgan as their lending support agent to provide securities lending support services (“Services”) in connection with Loans of Securities entered into by the Lending Agent on behalf of the Lenders on assets held in Accounts established under this Agreement and identified in Schedule 6. Such Services may be described in service level documentation as defined in Schedule 5 (Service Level Agreement) among the parties hereto and J.P. Morgan accepts such appointment and agrees to act in accordance with the terms of the Securities Lending Arrangements when providing the Services.

(i)	J.P. Morgan will support lending in the countries and jurisdictions referred to in Schedule 7.

(ii)	J.P. Morgan will support lending in all asset classes. J.P. Morgan will also support new asset class setup.

(iii)	J.P. Morgan will provide support for securities lending transactions and transactions impacted by securities lending during global market hours.

(c)	J.P. Morgan will process any instruction it receives from a Lending Agent (including, without limitation, instructions relating to free receipts and free deliveries of assets), so long as J.P. Morgan reasonably believes such instruction to have been originated from the Lending Agent, and such an instruction shall be treated as and shall be deemed to be an Instruction under this Agreement. Such securities lending instructions include, but are not limited to, loans, returns and reallocations inclusive of bulk transactions where applicable.

(d)	J.P. Morgan will ensure sufficiency of the position to be lent prior to loan instruction to the market.

(e)	J.P. Morgan may also act as custodian for assets such as cash or securities for collateral accounts.

(f)	As instructed and as sufficiency allows, J.P. Morgan will process Instructions from a Lending Agent on partial market transactions impacted by on loan positions.

(g)	Corporate Actions:

(i)	J.P. Morgan will appropriately accrue positions and payments for Corporate Actions related to Securities on Loan based on the Corporate Action or Instructions from the Lender as appropriate.

(ii)	Notwithstanding anything to the contrary in this Agreement, the Lenders acknowledge that in respect of Securities on Loan, J.P. Morgan’s obligations are modified as follows:

(A)	J.P. Morgan shall make available to Lenders any corporate action notifications with respect to the total position of Lenders in a given Security, regardless of the extent to which the position is on Loan (provided that at least one share of the affected Security is in J.P. Morgan’s custody).

(B)	Save as provided above, Lenders acknowledge that J.P. Morgan provides no service with regards to the monitoring of Corporate Actions or following up in any manner with Borrower or other persons in respect of Corporate Actions or for the failure by any Borrower or any other persons to transmit to J.P. Morgan the proceeds of any Corporate Action.

(C)	J.P. Morgan will apply all voluntary Corporate Action elections to their on-loan positions using data retrieved from their custody system. The adjustments to the loan positions to account for mandatory and voluntary Corporate Actions will be applied on the entitlement due date, at approximately the same time as they would have been applied by J.P. Morgan had the Securities not been on-loan.

(h)	J.P. Morgan’s obligation with respect to distributions relating to securities on loan is to receive such distributions as are forwarded to it by a Lending Agent and allocate such distributions as instructed to the appropriate Lender.

(i)	For UK and US tracked markets J.P. Morgan will apply income in accordance with the depository tracked service and provide the income payment instructions for distributions to Lender.

(i)	J.P. Morgan will support daily securities lending client income collection and reporting as related to positions on loan.

(j)	J.P. Morgan will support custom lending reporting for on-loan positions.

(k)	Fees for the Securities Lending Arrangements will be agreed to between J.P. Morgan and the Lenders pursuant to Section 4.1 hereto.

(l)	Lenders shall provide to J.P. Morgan any information required by J.P. Morgan and requested by J.P. Morgan to allow J.P. Morgan to satisfy any regulatory reporting obligations with which it is required to comply.

(m)	The Securities on Loan may only be held in the countries and jurisdictions referred to in Schedule 7. J.P. Morgan may modify Schedule 7 upon notice to Lenders.

(n)	Liabilities

(i)	J.P. Morgan shall have no responsibility or liability to a Lender for any breach of any obligation by any Borrower under or in connection with any Loan and/or Borrowing Agreement or other agreement relating to such Loan or in any other way in respect of any Loan.

(ii)	J.P. Morgan shall have no responsibility or liability whatsoever under this Agreement for (i) Securities on Loan or (ii) cash or non cash collateral held in a collateral account, other than to act upon any Instructions received under this Agreement to deliver or receive such Securities or collateral.

(iii)	J.P. Morgan shall have no responsibility or liability for any losses whatsoever incurred by party as a result of or in connection with a sale failure that has resulted from a failure to recall Securities on Loan in time for settlement.

(iv)	In order to satisfy any Liabilities of Lender to J.P. Morgan arising under or in connection with the Securities Lending Arrangements and without prejudice to J.P. Morgan’s rights under Applicable Law, Lenders expressly acknowledge and agree that J.P. Morgan’s rights under section 4.3 (“J.P. Morgan’s Right Over Securities; Set-off”) of this Agreement shall remain in full force and effect and apply mutatis mutandis to the satisfaction and recovery by J.P. Morgan of any Liabilities and/or any other amounts owed to J.P. Morgan arising out of or in connection with the Securities Lending Arrangements.

(o)	Tax

(i)	Notwithstanding anything to the contrary in this Agreement, Lenders acknowledge that J.P. Morgan shall not be responsible for and provides no services in relation to any filings, tax returns, withholding tax reclaims and reports on any Securities on Loan. In respect of US DTCC Tracked loans, J.P. Morgan will fulfil all obligations as a US withholding and reporting agent with respect to income distributions for loans made via the Depository Trust Company Stock Loan Income Tracking System, based on the tax documentation held on file for the Lender.

(ii)	Lenders are responsible for the payment of all taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities on Loan or any collateral, which payment shall be made from the assets of a Lender, and in so far as J.P. Morgan is under any obligation (whether of a governmental nature or otherwise) to pay the same on a Lender’s behalf, J.P. Morgan may do so out of any monies or assets held by it pursuant to the terms of this Agreement.

(iii)	With respect to Loans of U.S. Securities that are eligible to be held and serviced at the Depository Trust Company, Lenders hereby represent and warrant, that such Loans will only be made via the Depository Trust Company Stock Loan Income Tracking System and from Accounts which Lenders have declared and properly documented to J.P. Morgan as being exempt from U.S. withholding tax on U.S. sourced income.

(iv)	BlackRock will provide to J.P. Morgan, ahead of any account opening or provision of service by J.P. Morgan after the effective date of this Agreement, a schedule of manufactured income rates that will be used and relied upon by J.P. Morgan. This information will be used by J.P. Morgan in the set-up of appropriate accounts for Lenders and will not confer any additional responsibilities upon J.P. Morgan.

(v)	The Lenders will be responsible, in all cases, for the completion and delivery of any necessary tax documentation to J.P. Morgan or to any Borrower.

(vi)	Lenders acknowledges that: (i) J.P. Morgan provides no services with regard to the provision of tax advice; and (ii) it has made its own determination as to the tax treatment of any loan made under the Securities Lending Arrangements, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it under the Securities Lending Arrangements.

3.	INSTRUCTIONS

3.1.	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, provided that J.P. Morgan shall not be indemnified against or held harmless from any liability arising out of J.P. Morgan’s breach of J.P. Morgan’s Standard of Care in carrying out such Instruction.

(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via electronic instruction or trade information system acceptable to J.P. Morgan or via facsimile transmission. Where reasonably practicable, the Customer will use automated and electronic methods of sending Instructions.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation reasonably satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification reasonably satisfactory to it, provided that such clarification or confirmation is sought in good faith and promptly upon receipt of the relevant Instruction.

3.2.	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications, provided that it provides notice to the other party that a given telephone communication is being recorded, which notice can take the form of an electronic tone.

3.3.	Instructions Contrary to Law/Market Practice

(a)	J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to law, regulation or market practice. J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.

(b)	J.P. Morgan shall not incur liability by refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorized.

3.4.	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction was received.

3.5.	Electronic Access

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Electronic Access.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1.	Fees and Expenses

The Customer will pay J.P. Morgan for its services under this Agreement the fees as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time, together with J.P. Morgan’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers or their agents. Invoices will be payable within sixty (60) days of the date of the receipt of the invoice. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. Unless expressly specified in this Agreement, fees and expenses hereunder excludes any price or cost that J.P. Morgan may charge as the Customer’s counterparty in the event J.P. Morgan enters into a principal transaction with the Customer.

4.2.	Overdrafts

If a debit to any currency in the Cash Account results or would result in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will be deemed a loan to the Customer, payable on demand, bearing interest at the applicable rate charged by J.P. Morgan from time to time, for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or refusal to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account. The Customer shall be deemed to be in default with respect to any such advance upon the occurrence of any event of the type specified in section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time.

4.3.	J.P. Morgan’s Right Over Securities; Set-off

(a)

Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan shall have, and the Customer grants to J.P. Morgan, a first priority, perfected and continuing security interest in and a lien on all cash, Financial Assets and any other property of every kind that are credited to the Account or otherwise held for the Customer by J.P. Morgan (“Account Assets”) as security for any and all Liabilities of the Customer to J.P. Morgan under this Agreement, and J.P. Morgan shall be entitled to (i) without notice to the Customer, withhold delivery of such Account Assets, and (ii) with two business days’ prior notice to the Customer and an opportunity for the Customer to satisfy such Liabilities to J.P Morgan, sell or otherwise realize any of such Account Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities solely to the extent of such Liabilities, provided, however, that J.P. Morgan shall only be obligated to provide the Customer with same-day prior notice if J.P. Morgan, in its reasonable business judgment, determines that, due to market conditions or other special circumstances, a delay would be likely to materially prejudice its ability to recover the Liabilities. During any such notice period, J.P. Morgan will, at Customer’s request, consult with Customer regarding the selection of Account Assets to be sold to satisfy the Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at its then current rates for the sale and purchase of the relevant currencies. J.P. Morgan agrees that this provision applies to each applicable Customer separately, and that under applicable Law, J.P. Morgan may not exercise such rights against the assets of any Customer to satisfy the Liabilities of another Customer.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer owed to J.P. Morgan under this Agreement, any amount in any currency standing to the credit of any of the Customer’s Accounts.

5.	SUBCUSTODIANS AND SECURITIES DEPOSITORIES

5.1.	Appointment of Subcustodians; Use of Securities Depositories

(a)	J.P. Morgan is authorized under this Agreement to act through and hold the Customer’s Financial Assets with Subcustodians. J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of such Subcustodians. In addition, J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates, and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository. On the basis of such terms, a Securities Depository may have a security interest or lien over, or right of set-off in relation to the Financial Assets. J.P. Morgan will notify the Customer promptly if it determines that an arrangement with an Eligible Foreign Custodian no longer meets the requirements of Rule 17f-5.

(b)	Any agreement that J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration, unless required otherwise by Applicable Law in the relevant market. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Customer’s assets. Where a Subcustodian deposits Financial Assets with a Securities Depository, J.P. Morgan will direct the Subcustodian to identify on its records that the Financial Assets deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent of the Customer. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.

(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository (other than the assessments provided as set out in Section 5.4 with respect to an Eligible Securities Depository) and will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs a loss due to an act or omission, negligence, willful misconduct or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

5.2.	Liability for Subcustodians

(a)	J.P. Morgan will be liable for the direct losses incurred by the Customer that result from the failure by a Subcustodian to use reasonable care in accordance with the standards prevailing in the relevant market. J.P. Morgan shall also be liable for the direct losses incurred by the Customer that result from the insolvency of any Affiliated Subcustodian Bank.

(b)	Subject to Section 5.1(a), J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian Bank except to the extent that such losses are attributable to J.P. Morgan’s failure to meet J.P. Morgan’s Standard of Care with respect to the selection, oversight and monitoring of the continued appropriateness of maintaining Financial Assets and cash with that Subcustodian.

(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan will give prompt notice of any such action, which will be advance notice if practicable. Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.3.	Compliance with SEC Rule 17f-5 (“Rule 17f-5”)

(a)	The Customer’s Board hereby delegates to J.P. Morgan, and, except as to the country or countries as to which J.P. Morgan may, from time to time, advise the Customer that it does not accept such delegation, J.P. Morgan hereby accepts the delegation to it, of the obligation to perform as the Customer’s “Foreign Custody Manager” (as that term is defined in Rule 17f-5(a)(3) as promulgated under the 1940 Act), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in Rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold Financial Assets which are Foreign Assets (as that term is defined in Rule 17f-5(a)(2), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order), (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in Rule 17f-5(c)(2)) and (iii) monitoring such foreign custody arrangements (as set forth in Rule 17f-5(c)(3)).

(b)	In connection with the foregoing, J.P. Morgan shall:

(i)	provide written reports notifying the Customer’s Board of the placement of Financial Assets and cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Customer’s foreign custody arrangements (and, until further notice from the Customer, such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)	upon request of the Customer’s Board, make itself available to report to the Customer’s Board in person at its quarterly Board meetings, or at such other times as the Board may from time to time require;

(iii)	exercise such reasonable care, prudence and diligence in performing as the Customer’s Foreign Custody Manager such as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iv)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in Rule 17f-5(c) (1) (i)-(iv);

(v)	ensure that the arrangement with each Eligible Foreign Custodian is governed by a written contract with the Eligible Foreign Custodian that J.P. Morgan has determined will provide reasonable care for foreign Financial Assets and cash held with the Eligible Foreign Custodian based on the standards applicable to custodians in the relevant market, which written contract provides for items set forth in Rule 17f-5(c)(2)(i) and/or (ii); and

(vi)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that J.P. Morgan shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, J.P. Morgan shall promptly so advise the Customer and shall then act in accordance with the Instructions of the Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, J.P. Morgan is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of the Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by J.P. Morgan.

(c)	Except as expressly provided herein, the Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d)	J.P. Morgan represents to the Customer that it is a U.S. Bank as defined in Rule 17f-5(a) (7). The Customer represents to J.P. Morgan that: (1) the foreign Financial Assets and cash being placed and maintained in J.P. Morgan’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) (i) its Board has determined that it is reasonable to rely on J.P. Morgan to perform as the Customer’s Foreign Custody Manager or (ii) its Board or its investment adviser shall have determined that the Customer may maintain foreign Financial Assets and cash in each country in which the Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require J.P. Morgan to make any selection or to engage in any monitoring on behalf of the Customer that would entail consideration of Country Risk.

(e)	J.P. Morgan shall provide to the Customer such information relating to Country Risk as is specified in Schedule 1 hereto. The Customer hereby acknowledges that: (i) such information is solely designed to inform the Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) J.P. Morgan has gathered the information from sources it considers reliable, but that J.P. Morgan shall have no responsibility for inaccuracies or incomplete information.

5.4.	Compliance with SEC rule 17f-7 (“Rule 17f-7”)

(a)	J.P. Morgan shall, for consideration by the Customer, provide an initial analysis and annual review in accordance with maintaining the Customer’s foreign Financial Assets and cash with each Eligible Securities Depository used by J.P. Morgan as of the date hereof (or, in the case of an Eligible Securities Depository not used by J.P. Morgan as of the date hereof, prior to the initial placement of the Customer’s foreign Financial Assets and cash at such Eligible Securities Depository) and at which any foreign Financial Assets and cash of the Customer are held or are expected to be held. The annual review will provide written confirmation to the Customer that there have been no material changes in the custody risks associated with using each Eligible Securities Depository. The foregoing analysis will be provided to the Customer at J.P. Morgan’s website. In connection with the foregoing, the Customer shall notify J.P. Morgan of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets and cash held. J.P. Morgan shall monitor the custody risks associated with maintaining the Customer’s foreign Financial Assets and cash at each such Eligible Securities Depository on a continuing basis and shall promptly notify the Customer or its adviser of any material changes in such risks.

(b)	J.P. Morgan shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 5.4(a) above.

(c)	Based on the information available to it in the exercise of diligence, J.P. Morgan shall determine the eligibility under Rule 17f-7 of each depository before including it on Schedule 2 hereto and shall promptly advise the Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by J.P. Morgan as of the date hereof are set forth in Schedule 2 hereto, and as the same may be amended on notice to the Customer from time to time.)

6.	ADDITIONAL PROVISIONS

6.1.	Representations of the Customer and J.P. Morgan

(a)	The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to incur overdraft, to grant a lien over Account Assets as contemplated by Section 4.3 and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms, (iii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (v) it is a resident of the United States and shall notify J.P. Morgan of any changes in residency; (vi) the Financial Assets and cash deposited in the Accounts (other than those assets (A) pledged to a Counterparty pursuant to Section 2.1(c) or (B) held in Accounts established pursuant to certain account control agreements among the Customer, J.P. Morgan and secured party named therein, (A) and (B) collectively referred to as “Control Account Assets”) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash (other than Control Account Assets); (vii) no delivery of Account Assets by the Customer to J.P. Morgan and no Instruction by the Customer with respect to such Account Assets will contravene Applicable Law; and (viii) none of the Financial Assets and cash to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the regulations thereunder, by virtue of the exclusion provided by Section 401(b)(1) of ERISA except as otherwise expressly notified to J.P. Morgan.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, (iii) it is duly organized under the laws of its jurisdiction of organization and qualified to act as a custodian or foreign custody manager to open-end management investment companies or closed-end investment companies, as the case may be, under the provisions of the 1940 Act, and warrants that it will remain so qualified and upon ceasing to be so qualified, shall promptly notify the Customer in writing, and (iv) it shall act in accordance with custody rules under the 1940 Act and all other Applicable Law to the extent they are applicable to custodians such as J.P. Morgan.

(c)	Each party may rely upon the above or the certification of such other facts as may be required to perform its obligations under this Agreement.

6.2.	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as envisaged in Section 2.1(a) in respect of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer’s principal or the other person envisaged by Section 2.1(a).

6.3.	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Financial Assets, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

6.4.	Provision of Information

(a)	The Customer shall promptly provide to J.P. Morgan such information about the Customer and its financial status as J.P. Morgan may reasonably request, including its current organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, or regulatory documents that relate to the services described in this Agreement.

(b)	Upon request, J.P. Morgan shall promptly provide the Customer such publicly available information about J.P. Morgan and its financial status as the Customer may reasonably request to assist the Customer in assessing the overall financial strength and viability of J.P. Morgan to perform its obligations under this Agreement and the Global Custody Agreement.

(c)	Each party may rely upon the above or the certification of such other facts as may be required to perform its obligations under this Agreement.

6.5	Information Used to Provide the Services

(a) The Customer shall promptly provide to J.P. Morgan such information about the Customer and its financial status as J.P. Morgan may reasonably request, including its current organizational documents and its current audited and unaudited financial statements, its Registration Statement and any contracts, or regulatory documents that relate to the services described in this Agreement.

(b) Upon request, J.P. Morgan shall promptly provide the Customer such publicly available information about J.P. Morgan and its financial status as the Customer may reasonably request to assist the Customer in assessing the overall financial strength and viability of J.P. Morgan to perform its obligations under this Agreement and the Global Custody Agreement.

(c) Each party may rely upon the above or the certification of such other facts as may be required to perform its obligations under this Agreement.

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

7.1.	Standard of Care; Liability

(a)	J.P. Morgan will perform services (i) with reasonable care and diligence and in good faith, (ii) without negligence, fraud, willful misconduct or willful omission, and at least at the same standard of care as J.P. Morgan provides for itself and/or J.P. Morgan Affiliates with respect to similar services, (iii) in a manner that is reasonably designed to meet J.P. Morgan’s obligations under this Agreement, and (iv) with the level of skill and care which would be expected from a reasonably skilled and experienced professional global custodian (“J.P. Morgan’s Standard of Care”). Except for the breach of any representations, warranties or the confidentiality obligations set forth herein, J.P. Morgan will not be responsible for any Liabilities suffered by the Customer with respect to any matter as to which J.P. Morgan has satisfied J.P. Morgan’s Standard of Care.

(b)	J.P. Morgan will be liable for the Customer’s Liabilities to the extent they result from J.P. Morgan’s fraud, breach of J.P. Morgan’s Standard of Care, or willful misconduct in performing its duties as set out in this Agreement, or the breach of any representations, warranties or the confidentiality obligations set forth herein. Nevertheless, under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as custodian or banker.

(c)	The Customer will indemnify J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2 of this Agreement.

(d)	Subject to Section 7.1(b) and the limitations of liability provided in this Agreement, J.P. Morgan will indemnify the Customer and the Funds against, and hold them harmless from, any Liabilities to the extent that they may be imposed on, incurred by or asserted against the Customer or any Fund in connection with or arising out of (i) J.P. Morgan’s breach of J.P. Morgan’s Standard of Care, fraud or willful misconduct with respect to the performance of the services provided under this Agreement or (ii) the failure by J.P. Morgan to obtain, maintain, or comply with any governmental approvals as required under: this Agreement, or Applicable Law.

(e)	J.P. Morgan and the Customer shall use all commercially reasonable efforts to mitigate any Liability for which it seeks indemnification under this Agreement (provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder).

(f)	The Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to:

(i)	question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions;

(ii)	supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)	advise the Customer or an Authorized Person regarding any default in the payment of principal or income on any Financial Asset other than as provided in Section 2.7(b) of this Agreement; and

(iv)	evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Financial Assets or cash. J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.

7.2.	Force Majeure

(a)	Neither party will be liable for failure to perform or delay in performing its obligations to the extent such failure or delay is caused by or resulting from fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, acts of terrorism, pandemics, nationalization, to the extent beyond such party’s reasonable control, or other facts or circumstances beyond such party’s reasonable control (a “Force Majeure Event”); provided that:

(i)	the non-performing party (and such party’s Subcontractors or Third-Party Providers, as applicable) are without material fault in causing the default or delay;

(ii)	the default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workarounds plans or other means (including, with respect to J.P. Morgan, the implementation of its BCP or any other business continuity or disaster recovery plan required to be maintained by it under this Agreement);

(iii)	the non-performing party uses Commercially Reasonable Efforts to minimize the impact of such default or delay; and

(iv)	in the event of a Force Majeure Event affecting J.P. Morgan where customers can be prioritized in order to once again receive services, the Customer shall, to the extent permissible under Applicable Law and consistent with J.P. Morgan’s fiduciary obligations, receive first priority.

(b)	J.P. Morgan will not be entitled to any additional payments from the Customer for costs or expenses incurred by J.P. Morgan as a result of any Force Majeure Event.

(c)	Notwithstanding the provisions of Section 7.2(a), the Customer will have the termination right provided in Section 9.1(b)(iii) with respect to Force Majeure Events.

(d)	Without limiting the generality of the foregoing, if an event resulting from Country Risk leads to restrictions on, or losses of, cash or cash equivalents held by J.P. Morgan or any Affiliated Subcustodian Bank in any market for the purposes of facilitating J.P. Morgan’s global custody business, J.P. Morgan may in its sole discretion apply the impact of those restrictions or losses to the cash or cash equivalents of its customers (including the cash or cash equivalents credited to the Customer’s Cash Account) on a pro rata basis or in such other manner as J.P. Morgan may determine in its reasonable discretion.

7.3.	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors (which may be the professional advisors of the Customer) in relation to matters of law.

7.4.	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information.

7.5.	Ancillary Services

J.P. Morgan and its Subcustodians may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

7.6.	Service Locations

J.P. Morgan maintains various operational/service centers and locations in the United States and other jurisdictions. The services provided under this Agreement may be provided from one or more such locations. J.P. Morgan may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

8.	TAXATION

8.1.	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer’s Accounts.

(b)	The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not materially misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, withholding under United States Foreign Account Tax Compliance Act, United States non-resident alien tax and/or backup withholding tax, as applicable).

(d)	The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s willful misconduct, negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2.	Tax Relief Services

(a)	Subject to the provisions of this Section 8.2, J.P. Morgan will provide (i) a “relief at source” or tax reclaim service to obtain a reduction of withholding tax withheld as may be available in the applicable market in respect of income payments on Financial Assets (including ADRs) credited to the Securities Account, or (ii) a tax reclaim service on certain qualifying Financial Assets. . The process applied in each source country will be mutually agreed upon by J.P. Morgan and BlackRock. To defray expenses pertaining to nominal tax claims, J.P. Morgan and BlackRock may from time-to-time agree to minimum thresholds and de minimis value of tax relief claims which J.P. Morgan will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief is conditional upon J.P. Morgan receiving from the Customer any required documentation required to support such tax relief.

9.	TERMINATION

9.1.	Term and Termination

(a)	The initial term of this Agreement shall be for a period of one (1) year following the commencement of the provision of the services under this Agreement (the “Initial Term”). Upon expiry of the Initial Term, this Agreement will automatically renew for additional one year periods, provided that at any time after the expiry of the Initial Term, the Customer may terminate this Agreement in whole or with respect to one or more Funds by giving not less than ninety (90) days’ notice to J.P. Morgan and J.P. Morgan may terminate this Agreement in whole or with respect to one or more Funds by giving not less than one hundred eighty (180) days’ notice to the Customer.

(b)	Notwithstanding Section 9.1(a)

(i)	Either party may terminate this Agreement immediately on written notice to the other party in the event that a material breach of this Agreement by the other party has not been cured within thirty (30) days (in the case of a breach by J.P. Morgan) or within (150) days (in the case of a breach by the Customer), or such longer period consented to by the non-breaching party in writing, such consent not to be unreasonably withheld, of that party being given written notice of the material breach;

(ii)	Either party may terminate this Agreement immediately on written notice to the other party upon the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management, being subject to an involuntary order for the transfer of all or part of its business by a statutory authority, having any of its issued shares suspended from trading on any exchange on which they are listed (if applicable) or being the subject of a similar measure;

(iii)	If a Force Majeure Event substantially prevents performance of any services necessary for the performance of functions reasonably agreed by the parties as critical for more than three (3) consecutive business days, then the Customer may terminate all or any portion of this Agreement and the services so affected, as of a date specified by the Customer in a written notice of termination to J.P. Morgan, in which case, J.P. Morgan’s Fees will be equitably adjusted as necessary to reflect the value of any remaining services.

9.2.	Exit Procedure

The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Financial Assets and cash within a reasonable period before the effective time of termination of this Agreement. J.P. Morgan will act in accordance with all Instructions delivered to it by the Customer with respect to such delivery and transition of custody responsibilities to a successor custodian provided that such Instructions shall be reasonable and practicable and not in conflict with any provision of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Financial Assets and cash to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk. The Customer will reimburse J.P. Morgan promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are customarily transferred by an exiting global custodian, to any replacement provider of the services or to such other person as the Customer may direct. J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new custodian as soon as reasonably practicable following the termination of this Agreement.

10.	MISCELLANEOUS

10.1.	Notifications

Notices (other than Instructions) pursuant to Section 9 of this Agreement shall be sent or served by registered mail, nationally recognized delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless at least two (2) days’ prior notice of a new address is given to the other party in writing.

10.2.	Successors and Assigns

This Agreement will be binding on each of the parties’ successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed..

10.3.	Entire Agreement

This Agreement, including any Schedules, Exhibits, Appendices and, Annexes (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. Nevertheless, this Agreement shall also be subject to certain provisions specified in the Master Fund Services Agreement between the Customer and J.P. Morgan that specifically reference this Agreement or the services provided under this Agreement while that Master Fund Services Agreement remains in effect. Amendments must be in writing and signed by both parties, except where this Agreement provides for amendments by notice from J.P. Morgan.

10.4.	Information Concerning Deposits at J.P. Morgan’s Non-U.S. Branch

Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

To the extent any amount standing to the credit of the Cash Account is deposited in one or more deposit accounts at J.P. Morgan London Branch, please note that J.P. Morgan London Branch is a participant in the UK Financial Services Compensation Scheme (the “FSCS”). The terms of the FSCS offer protection in connection with deposits to certain types of claimants to whom J.P. Morgan London Branch provides services in the event that they suffer a financial loss as a direct consequence of J.P. Morgan London Branch being unable to meet any of its obligations and, subject to the FSCS rules regarding eligible deposits, the Customer may have a right to claim compensation from the FSCS. Subject to the FSCS rules, the maximum compensation payable by the FSCS, as at the date of this Agreement, in relation to eligible deposits is £75,000. For the purposes of establishing such maximum compensation, all the Customer’s eligible deposits at J.P. Morgan London Branch are aggregated and the total is subject to such maximum compensation.

For further information about the compensation provided by the FSCS, refer to the FSCS website at www.FSCS.org.uk.

Further information is also available online at www.jpmorgan.com/pages/deposit-guarantee-scheme-directive.

10.5.	Insurance

J.P. Morgan will, throughout the term of this Agreement maintain in full force and effect such insurance as it determines to be necessary or advisable to support its business. J.P. Morgan represents that it currently maintains in full force and effect from an insurer that is rated at least A- VIII or better in Best’s Insurance Guide, or is otherwise acceptable to the Customer under this Agreement, at a minimum the types and amounts of insurance coverage identified below for its operations worldwide. For the avoidance of doubt, any policy amounts will not in any event be construed as limitations on J.P. Morgan’s liability under this Agreement and that where indicated below it will use Commercially Reasonable Efforts to add and maintain the Customer as an additional insured. The minimum required insurance amounts are as follows:

(a)	Worker’s compensation insurance in an amount sufficient to meet all applicable statutory requirements or applicable laws. Insurance shall cover J.P. Morgan’s employees for injuries arising out of their employment for Combined Services provided under this Agreement and the Global Custody Agreement. Insurance shall provide that the insurer and J.P. Morgan waive all right of recovery by way of subrogation against the Customer via blanket endorsement.

(b)	Employer’s liability insurance in an amount not less than $1,000,000 for each accident / employee or an amount sufficient to satisfy the applicable laws. Insurance shall cover all sums J.P. Morgan shall become legally obligated to pay because of bodily injury by accident or disease sustained by any employee of J.P. Morgan arising out of their employment for Combined Services provided under this Agreement and the Global Custody Agreement. Insurance shall provide that the insurer and J.P. Morgan waive all right of recovery by way of subrogation against the Customer via blanket endorsement.

(c)	Commercial general liability insurance with a limit of not less than: $1,000,000 each occurrence for bodily injury and property damage combined; $1,000,000 each occurrence for personal and advertising injury; $2,000,000 each occurrence for products and completed operations; $2,000,000 each occurrence general aggregate. Insurance shall be on an “occurrence” basis and cover all sums J.P. Morgan shall be legally obligated to pay because of claims for bodily injury and property damage arising out of premises, operations, products and completed operations; and advertising and personal injury. This insurance shall provide: (i) a severability of interest clause; (ii) contractual liability, with defense provided in addition to policy limits, covering J.P. Morgan’s liability (including certain indemnification obligations contained herein) under this Agreement; (iii) that J.P. Morgan’s insurer and J.P. Morgan waive all rights of recovery by way of subrogation against the Customer via blanket endorsement; and (iv) that the Customer shall be included as an additional insured as their interests may appear with respect to liability arising out of J.P. Morgan’s operations under this agreement via blanket endorsement.

(d)	Automobile liability coverage of not less than $1,000,000 limit for bodily injury and property damage per accident.Insurance shall cover all sums the J.P. Morgan shall be legally obligated to pay because of claims for bodily injury or property damage arising out of the use of any automobile in the rendering of Combined Services to be provided under this Agreement and the Global Custody Agreement.

(e)	Umbrella liability coverage of not less than U.S. $10,000,000 each occurrence and in the aggregate. Insurance shall be provided over Employers’ Liability, Commercial General Liability and Automobile Liability policies and must follow form with these underlying policies’ terms, conditions and endorsements. This insurance shall include the Customer as an additional insured as their interests may appear with respect to liability arising out of J.P. Morgan’s operations under this agreement via blanket endorsement.

(f)	Bankers Professional liability including errors and omissions insurance in an amount not less than U.S. $75,000,000 per claim and in the aggregate. Insurance shall cover all sums J.P. Morgan shall be legally obligated to pay because of claims for actual or alleged acts, errors or omissions committed by J.P. Morgan or any person or entity for whom or which J.P. Morgan is legally responsible arising from the Professional Services to be provided under this Agreement. If coverage is written on a “claims-made” basis, the retroactive date must be on or before the commencement of the Combined Services. Coverage for wrongful acts during the performance of Professional Services shall be maintained in full force and effect for a period of three (3) years following the termination of the Combined Services. “Professional Services” shall mean those services provided, pursuant to a contract, by or on behalf of the Insured for or on behalf of any natural person, or organization which has been, now is, or shall become, a client or customer of the Insured and all associated internal processes, procedures or practices in relation to such services, including but not limited to Investment Advisory Activities, Investment Banking Activities and Lending Activity.

(g)	Fidelity Bond or Bankers Blanket Bond / Computer Misuse and Telephonic Misuse Insurance (aka Crime) coverage not less than $75,000,000 per loss and in the aggregate. Insurance shall cover loss resulting from dishonest or fraudulent acts committed by J.P. Morgan’s employees; forgery and alteration; computer misuse and telephonic misuse.

(h)	Privacy, Media and Network Security Insurance policy in the combined overall limit of $500,000,000 in the annual aggregate covering: a) Network Security & Privacy Liability, b) Event Management, c) Network Business Interruption, d) Crisis Fund, e) Regulatory Defense, Fines, Penalties and Consumer Redress, and f) Payment Card Industry (PCI) Fines.

All required insurance which includes the Customer will be primary and all insurance or self-insurance maintained by the Customer is strictly excess and secondary and will not contribute with the Customer’s insurance or self-insurance. J.P. Morgan agrees to be liable for all costs within the deductible or self-insured retentions. No warranty is made by the Customer that the coverage or limits set forth herein are adequate to cover and protect the interests of J.P. Morgan for J.P. Morgan’s operations. Prior to the execution of this Agreement and upon request thereafter, J.P. Morgan shall furnish to the Customer J.P. Morgan’s failure to deliver in form and substance evidence of such insurance shall not be construed as a waiver of that party’s obligation to provide the required insurance coverage. Receipt by the Customer of a non-conforming certificate of insurance does not constitute acceptance. J.P. Morgan shall not take or omit to take any reasonable action or (insofar as it is reasonably within its power) permit anything to occur in relation to the insurance policies indicated above as would entitle the relevant insurer to refuse to pay any claim under the policies. The continuation of the above insurance coverage through the term of this Agreement shall be subject to current market conditions and J.P. Morgan’s ongoing assessment of its insurance needs. Accordingly, J.P. Morgan reserves the right to cancel, non-renew or modify all or any part of the policy at any time.

10.6.	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Securities positions of the Customer in response to shareholder communications requests regarding the Account.

10.7.	U.S. Regulatory Disclosure

(a)

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“identifying information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by J.P. Morgan under this Agreement.

(b)	The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirement, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below). In addition, the Customer agrees that (i) J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to J.P. Morgan’s discretion. Furthermore, J.P. Morgan shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset. For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the Account.

10.8.	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.9.	Severability; Waiver; and Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Agreement shall survive its termination.

10.10.	Confidentiality

(a)	Definition of Confidential Information.

(i)	Definition

(A)	“Confidential Information” of a party means any non-public, commercially sensitive information belonging to, concerning or in the possession or control of a party or its Affiliates (the “Furnishing Party”) that is furnished, disclosed or otherwise made available by the other party or its Affiliates (the “Receiving Party”) with respect to this Agreement or the Global Custody Agreement, and which is:

(1)	either marked or identified in writing as confidential, proprietary, secret or with another designation sufficient to give notice of its sensitive nature;

(2)	of a type that a reasonable person would recognize it to be commercially sensitive; or

(3)	Customer Confidential Information or J.P. Morgan Confidential Information.

(B)	“Customer Confidential Information” includes all information to which J.P. Morgan has access in the Customer’s locations or systems, Intellectual Property of the Customer and related systems access codes and information concerning the Customer and the Customer’s structures, product strategies, target markets, timing of new product launches, historic trade data, fund performance data, corporate actions determinations, trading information, trading strategies, processes, trend information, securities lending data and markets, billing data, marketing strategies, financial affairs, employees, shareholder lists and information related to shareholders, or suppliers, and any non-public personal information as defined by Regulation S-P, regardless of whether or how such materials are marked.

(C)	“J.P. Morgan Confidential Information” includes, work product and all other Intellectual Property of J.P. Morgan, client lists, marketing strategies, and all data and information concerning J.P. Morgan’s clients, in their capacity as J.P. Morgan’s clients, financial affairs, product types, product structures, product strategies, timing of new product launches, and fees for Services or other products or services, regardless of whether or how such materials are marked.

(ii)	No Implied Rights. Each party’s Confidential Information will remain the property of that party. Nothing contained in this Article will be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or by implication, any rights or license to the Confidential Information of the other party. Any such obligation or grant will only be as provided by other provisions of this Agreement.

(iii)	Exclusions. None of the Confidential Information shall include any information that the Receiving Party can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (iii) was in possession of the Receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by the Receiving Party without use of the Confidential Information of the Furnishing Party. Any exclusion from the definition of Confidential Information contained in this Agreement will not apply to personal information.

(b)	Confidentiality Obligations.

(i)	Generally. The Receiving Party will: (i) not disclose, publish, release, transfer or otherwise make available the Furnishing Party’s Confidential Information in any form to, or for the use or benefit of, any person or entity without the Furnishing Party’s consent; (ii) secure and protect the Furnishing Party’s Confidential Information from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use of or disclosure of its own Confidential Information, but in no event less than reasonable care; and (iii) not duplicate any material containing the Furnishing Party’s Confidential Information except in the direct performance of its obligations under this Agreement. Confidential Information may not be used by the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, approved subcontractors and employees, other than for the purposes contemplated by this Agreement.

(ii)	J.P. Morgan Duties. In addition to its other obligations with respect to the Customer Confidential Information, J.P. Morgan will:

(A)	Not permit any of the Customer Confidential Information to be disclosed to any entity that competes with the Customer or any products thereof.

(B)	Other than shared or centralized custody functions within J.P. Morgan, J.P. Morgan will endeavor to provide access to the Customer Confidential Information to its employees only on a need to know basis (which, for avoidance of doubt, may include sharing the Customer Confidential Information to J.P. Morgan personnel not assigned to the Customer).

(C)	Train all J.P. Morgan personnel on their obligations under J.P. Morgan’s code of conduct with respect to the treatment of client information, and use Commercially Reasonable Efforts to ensure that J.P. Morgan personnel respect the Customer Confidential Information in accordance with J.P. Morgan’s code of conduct.

(D)	Hold senior J.P. Morgan employees accountable for weaknesses or breakdowns in controls within groups for which they are responsible which lead to a material breach of J.P. Morgan’s obligations under this Agreement with respect to the confidentiality of the Customer Confidential Information.

(E)	Segregate and protect the Customer Confidential Information, by configuration of its information and processing systems or by adopting other appropriate measures.

(iii)	Notice of Unauthorized Acts. The Receiving Party will:

(A)	notify the Furnishing Party promptly upon its becoming aware of any unauthorized possession, use, or knowledge of the Furnishing Party’s Confidential Information by any person;

(B)	promptly furnish to the Furnishing Party full details that the Receiving Party has or may obtain regarding such unauthorized access and use reasonable efforts to assist the Furnishing Party in investigating or preventing the reoccurrence of any such access;

(C)	cooperate with the Furnishing Party in any litigation and investigation against third parties deemed reasonably necessary by such party to protect its proprietary rights;

(D)	promptly take all reasonable actions necessary to prevent a reoccurrence of any such authorized access; and

(E)	take all reasonable measures to ensure that the Furnishing Party’s Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, subcontractors and employees.

(c)	Permitted or Required Disclosures.

(i)	The Receiving Party may disclose relevant aspects of the Furnishing Party’s Confidential Information to its Affiliates, officers, directors, agents, professional advisors, Subcontractors, Subcustodians and employees and other third parties, to the extent that such disclosure is not restricted under any governmental approvals and only to the extent that such disclosure is reasonably necessary for: (i) the performance of its duties and obligations under this Agreement or the Global Custody Agreement; or (ii) compliance with relevant reasonable policies and practices of its internal audit, risk management, and legal oversight functions.

(ii)	The parties’ respective obligations in this Article 9 will not restrict any disclosure required pursuant to any Applicable Law; provided, however, that:

(A)	where legally permitted to do so, the Receiving Party will give reasonable and prompt advance notice of such disclosure requirement to the Furnishing Party and give the Furnishing Party reasonable opportunity to object to and contest such disclosure, to the extent legally permissible;

(B)	the Receiving Party will use reasonable efforts to secure confidential treatment for any such information that is required to be disclosed;

(C)	either party may disclose any of the Confidential Information to the SEC or any bank regulatory authority having jurisdiction over such party upon the request of the bank regulatory authority.

(iii)	Any party to this Agreement may disclose the terms of this Agreement, including the other parties’ identities, services rendered and the payment terms, to any regulators and government agencies who, in the disclosing party’s judgment, have a legitimate need to know.

(d)	Return or Destruction.

(i)	As requested by the Furnishing Party during the Term, the Receiving Party will return or provide the Furnishing Party a copy of any designated Confidential Information of the Furnishing Party.

(ii)	The Receiving Party will return, destroy or render unusable, and discontinue the use of, all copies of materials containing the Furnishing Party’s Confidential Information and to the extent reasonably practicable, all notes, memoranda, compilations, derivative works, data files or other materials prepared by or on behalf of the Receiving Party that contain or otherwise reflect or refer to Confidential Information of the Furnishing Party upon the Receiving Party’s cessation of work, completion of its obligations associated with such information under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever, except to the extent:

(A)	that this Agreement provide for the Receiving Party to continue to use or retain items that constitute or contain the Furnishing Party’s Confidential Information after the date of expiration or termination; or

(B)	otherwise required to comply with Applicable Law, the Receiving Party’s policies and procedures existing from time to time or defend or pursue claims arising under this Agreement.

(iii)	At the Furnishing Party’s request, the Receiving Party will certify in writing that it has returned, destroyed, rendered unusable or discontinued the use of all copies of the Furnishing Party’s Confidential Information in the possession or control of the Receiving Party or any of its Affiliates, officers, directors, agents, professional advisors, approved subcontractors and employees.

(iv)	The Receiving Party will dispose of any “consumer report information,” as such term is defined in Securities and Exchange Commission Regulation S-P.

(e)	Duration of Confidentiality Obligations.

The Receiving Party’s obligations under this Article apply to Confidential Information of the Furnishing Party disclosed to the Receiving Party after the Service Commencement Date and will continue during the Term and survive the expiration or termination of the Agreement as follows:

(i)	as to any portion of the Furnishing Party’s Confidential Information that constitutes a trade secret under applicable law, the obligations will continue for as long as the Furnishing Party continues to treat such information as a trade secret; and

(ii)	as to all other Confidential Information of the Furnishing Party, the obligations will survive for three (3) years after the Receiving Party’s fulfillment of its obligations under Section 9.4 with respect to the Confidential Information in question.

10.11.	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.12.	No Third Party Beneficiaries

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

Each of the Funds listed on Annex B		JPMORGAN CHASE BANK, N.A.

By	By:
Name:	Name:
Title:	Title:
Date:	Date: